UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) - February 21, 2013

MACQUARIE INFRASTRUCTURE COMPANY LLC
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-32384	43-2052503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
125 West 55th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 231-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Macquarie Infrastructure Company LLC (the “Company”) announced that its Board of Directors (the “Board”) elected Ouma Sananikone to serve as a director of the Company effective February 21, 2013 until the next annual meeting of shareholders. The Board also voted to increase the size of the Board to six directors. Ms. Sananikone’s committee assignments have not yet been determined.

Ms. Sananikone currently serves as a non-executive director of the Caisse de Depot et Placement de Quebec in Canada as well as Icon Parking and Air-Serv Holdings in the USA. She was previously Chairman of Smarte Carte and of EvolutionMedia and served as a non-executive director of Moto Hospitality, State Super Corporation of NSW and Babcock and Brown Direct Investment Fund. She also acted as Australian Financial Services Fellow for the USA on behalf of Invest Australia.

Ms. Sananikone will receive compensation in accordance with the Company’s standard compensation arrangements for independent directors, which are described in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 13, 2012. Pursuant to these arrangements, Ms. Sananikone will receive a prorated annual cash retainer of approximately $14,000 and a prorated grant of approximately $46,000 in restricted stock units under the Company’s Independent Directors Equity Plan, in each case for the remainder of 2012-2013 term.

A copy of the press release issued by the Company with respect to the election of Ms. Sananikone is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	(d) Exhibits. Exhibit Number 99.1 Press Release of Macquarie Infrastructure Company LLC dated February 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY LLC

Date:	February 27, 2013	By:	/s/ James Hooke
		Name:	James Hooke
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number

99.1          Press Release of Macquarie Infrastructure Company LLC dated February 21, 2013.